Exhibit 99.2
Asta Funding, Inc
Conference Call for 2nd Quarter and Six Months ended March 31, 2010
Operator: Good morning. My name is Everett and I’ll be your conference operator today.
At this time, I would like to welcome everyone to the Asta Funding Incorporated Conference Call for the Second Quarter and Six Months Results for the period ended March 31st, 2010.
All lines have been placed on mute to prevent any background noise.
After the speakers’ remarks there will be a question and answer session.
If you would like to ask a question during this time, simply press star-one on your telephone keypad.
You may press star-two if you would like to remove your question from the queue.
Thank you.
On the call today is Mr. Gary Stern, Chairman and Chief Executive Officer, and Mr. Bob Michel, Chief Financial Officer.
Before our host, Gary Stern, discusses the company’s current results, let me take a few minutes to read the following statements.
Except for historical information contained herein, the matters set forth in the conference call are forward-looking statements. Although Asta Funding believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that these expectations will be realized.

Forward-looking statements involve certain risks and uncertainties that could cause actual results to diverge materially from Asta Funding’s expectations.
Factors that could contribute to such differences include the affect of the economy of collections and on the performance of third-party collection agencies, judgments involved in assessing portfolio performances, impairments, statements about the company’s ability to fund future portfolio purchases, expectations with respect to future cash flow from operations, and the receipt of the federal tax refund, and those factors identified in our Form 10K for the fiscal year ended September 30th, 2009, and from time-to-time in our other filings with the Securities and Exchange Commission.
Asta Funding’s report with the US Securities and Exchange Commission are available free of charge through its website at www.astafunding.com.
Now, let me turn the call over to Gary Stern.
Mr. Gary Stern: Thank you.
Good morning to everyone, and thank you for joining today’s conference call.
We are pleased to report continued profitability in the second quarter of fiscal year 2010 in which we reported a net income of $2.9 million in contrast to a $5.2 million loss for the second quarter of fiscal year 2009.
We are currently funding our business through our cash flow from operations without relying on our senior debt facility, and expect to continue to improve our cash position throughout the year.
Our cash and cash equivalent position as of March 31st, 2010 was $12.6 million, and as of today, approximately $17.6 million.
We continue to pay careful attention to cost management.
General and administrative expenses decreased $1.1 million, or 17 percent in the second quarter from the prior year, as we are benefiting primarily from the closing of the call center in Pennsylvania, savings of over $500,000 for the second quarter and over $1 million for the sixth-month period ending March 31st, 2010.

Notably, there were no impairments in the second quarter, or the six-month period ended March 31st, 2010. We attribute this positive news to our efforts over the past year to take into consideration the affects of the challenging economy and properly adjusting our portfolios to the net realizable value.
In addition, our zero-basis revenue remained relatively strong at $8.3 million for the second quarter of fiscal year 2010.
As of March 2010, the closeout of our second fiscal quarter, the balance on our $6 million senior facility was zero. After paying down the facility to zero in early January 2010, the facility was not utilized for the remainder of the quarter.
This trend has put us in a good position to make opportunistic debt portfolio purchases that fit our strict investment criteria. And we pursue—will pursue other investments we feel could increase and should increase shareholder value.
We have been working with our bank to explore opportunities to expand the credit facility.
In addition, we filed a shelf registration statement to put us in a position to raise additional capital, if needed.
Again, our intent is to remain opportunistic, but very selective at the same time with our portfolio acquisitions in 2010. Although our portfolio purchases have been limited, we believe this is the right approach in a still challenging economic environment.
Overall, it was a solid quarter that positions Asta well for the remainder of 2010.
Now, I’d like to turn the call over to Bob Michel who will provide some additional detail on the financial results.
Mr. Bob Michel: Thank you, Gary, and good morning.

For the three months ended March 31st, 2010, we reported net income of $2,875,000, or 20 cents per diluted share. This compares to a net loss of $5,168,000, or 36 cents per share for the same period last year.
Net income for the six-month period ended March 31st, 2010 was 5,350,000, or 37 cents per diluted share as compared to a net loss of $13,005,000, or 91 cents per share for the same period in the prior year.
The company reported total revenues in the second quarter of 2010 of 11,204,000, as compared to 18,126,000 for the second quarter of fiscal 2009.
Total revenue for the six-month period ended March 31st, 2010 was 22,211,000, as compared with total revenue of 36,574,000 for the same period a year ago.
This reduction in revenue is the result of our lower level of purchase over the last two years and a number of our portfolios in the later—latter stages of their yield curves.
Net cash collections of consumer receivables acquired for liquidation for the second quarter of fiscal 2010 were 25,660,000, including 147,000 of net collections represented by account sales, as compared to net collections of 36,935,000, including 874,000 of net collections represented by account sales during the second quarter of fiscal 2009.
Net collections of consumer receivables acquired for liquidation for the six-month period were 55 million—55.1 million, including two million two hundred seventy-seven hundred and forty-four thousand [sp] represented by account sales, compared to 78,963,000, including 6,647,000, represented by account sales in the same period of the prior year.
Finance income during the second quarter of 2010 from fully amortized portfolios is 8.3 million, as compared to 10.5 million for the same period a year ago.
Finance income for the six-month period ended March 31st, 2010, from fully amortized portfolios was 16.4 million, as compared to 20.6 million during the same period of the prior year.

The company invested approximately $1 million in portfolio purchases in the second quarter of fiscal 2010, and 3.3 million for the six months ended March 31st, 2010, with a face value of 149 million, as compared to 2.7 million with a face value of 92 million in the six months ended March 31st, 2009.
General and administrative expenses for the second quarter of fiscal year 2010 were 5,274,000, as compared to 6,345,000 during the second quarter of the same period a year ago.
General and administrative expenses for the six-month period ended March 31st were 10,903,000, as compared to 13,372,000 from last year.
Expenses were low this year due to the closure of the Pennsylvania call center in February of 2009 and a discontinuation of the $275,000 monthly consulting and skip tracing fee that ended in May of 2007, related to the large portfolio purchase from 2007, and in addition to just overall cost containment efforts throughout the organization.
Uh, as Gary previously mentioned, there were no impairments in the second quarter and six-month period ended March 31st, 2010, as compared to 18,429,000 and 39,844,000 recorded during the second and sixth-month periods, respectively, ended March 31st, 2009.
And we continue to—our plan to pay down our senior’s facility, lowering the outstanding balance from 18,301,000 at September 30th to zero at March 31st. In addition, we currently have approximately 17.6 million in cash and cash equivalent.
We continue to work with our bank to secure a new facility. And we—upon completion of our federal tax return for fiscal year 2009 and the application of the tax refund completed earlier in the second quarter, the federal tax refund estimate of 46 million has been revised upward to over 50 million.
This change was due to a combination of applying the federal tax net operating loss carry-back and the recognition of the benefit of the state net operating loss carry-forwards for federal tax purposes and other timing differences applied to the current year tax return. These adjustments did not affect the current year P&L and yielded a net adjustment between the federal tax refunds and the differed tax asset.

The company’s book value per share as of March 31st, 2010 is $11.22.
This concludes my remarks on the financial results. I’ll turn back to Gary Stern for [unintelligible].
Mr. Gary Stern: Thank you, Bob.
Now, we’d like to take questions.
Operator: Thank you.
Ladies and gentlemen, at this time, if you’d like to ask a question, please press star-one on your telephone keypad.
A confirmation tone will indicate your line is in the question queue.
You may press star-two if you’d like to remove your question from the queue.
For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.
We will be accepting one question per participant.
You may press star-one, once again, for a follow-up question.
We’ll pause for just a moment to compile the Q&A roster.
Again, ladies and gentlemen, if you’d like to ask a question, please press star-one on your telephone keypad.
One moment, please, while we poll for questions.
Once again, ladies and gentlemen, if you’d like to ask a question, you may do so by pressing star-one.
We’ll take just a moment more to compile our Q&A roster.
Thank you.

Our first question today comes from the line of Sameer Gokhale with Keefe, Bruyette and Woods. Please proceed with your question.
Mr. Sameer Gokhale: Good morning.
Um, I had a couple of questions about the Great Seneca portfolio. Can you remind us how much that portfolio’s being carried for in the balance sheet, uh, currently or at the end of the quarter? And what were the net and gross collections from that portfolio for the quarter?
Thank you.
Mr. Bob Michel: A hundred and 12 million?
The—at the end of the quarter the Great Seneca portfolio has carried out approximately 112 million. And the net collections for the quarter, just a little over four million.
Mr. Sameer Gokhale: Thank you.
And then, just a quick follow-up, um, on a different note, though. But, in terms of the purchasing, um, you know, I think Gary gave some commentary on that. But, I mean, it was virtually, I mean, negligible this quarter. Um, you know, yes, the economy’s week, but, um, shouldn’t you be buying more if you, you know, at some point think that that inflection point is coming where you’re buying stuff on—you know, for cheap prices and then unemployment could be poised to come down at some point.
I mean, when do you make that decision to ramp up purchasing?
Mr. Bob Michel: We’re closely monitoring it, and at this point, we don’t there’s an inflection point.
Now, we are also looking at other, um, uh, opportunities. Uh, for instance, performing and semi-performing pools of assets that traded a big discount. Uh, we’ve done this in the past with a Heilig-Meyers and a Gateway portfolio many years ago and did very well.
So, we are there. We think that the pricing may still be too high on many of the portfolios, so we are just sticking to our guns. And we’ll accumulate cash, a significant amount, uh, this year, but we do anticipate buying paper. And we are looking presently to, uh, performing pools.

Mr. Sameer Gokhale: Okay, that’s helpful. Thank you.
Operator: Thank you.
Our next question comes from the line of Justin Hughes with Philadelphia Financial.
Please proceed with your question.
Mr. Justin Hughes: Good morning.
I just wanted to follow-up on Sameer’s question. Uh, based on the numbers you gave us, you’re carrying the Seneca portfolio at 29 times quarterly collections. Before you impaired that portfolio, you were carrying at 26 times quarterly collection. So, it’s actually at a higher valuation today than it was before you took the 59 million impairment.
Should we expect to see another impairment soon?
Mr. Gary Stern: No, as of now we feel the answer is no.
And in addition to that, I want to remind everybody that we are in cost recovery on that pool. So, it is costing us each quarter approximately, um, I think about a $1 million per quarter. In interest carry, we’re showing no income on that.
Now, we do have a—over a billion dollars in judgments, and we would certainly hope that as—at one point when the refinancing market comes back and the housing market comes back, um, that the collections will pick up.
In addition, when Axian, you know, when bankrupt in December of ‘09, there’s been a, you know, short-term, uh, period where we needed to turn this paper over. And now, we did turn it over to two other legal networks, and it takes them a little bit of time to ramp up. So, the hope is that over time those collections will increase through these two legal networks.
Mr. Justin Hughes: Okay, so you’re hoping that collections will pick up?

Mr. Gary Stern: We’re hoping. Yeah, we’re hopeful. But, we do—I just want to remind everybody that we do have over a billion dollars of judgments that accrue as an average of 6 percent per annum in interest.
Mr. Justin Hughes: But, cash collection did decline for six consecutive quarters out of that portfolio.
Mr. Gary Stern: I’m sorry, what?
Mr. Justin Hughes: Cash collections out of the portfolio have declined for six consecutive quarters.
Mr. Gary Stern: Okay.
Mr. Justin Hughes: It just doesn’t seem like hope is a very good strategy, at least not from an accounting—.
Mr. Gary Stern: —Uh, [unintelligible]—.
Mr. Justin Hughes: —Standpoint [unintelligible]—.
Mr. Gary Stern: —We’re not making forward-looking statements. We’re working on these very diligently and we—and skip tracing is done on a daily basis. Asset location is done on a daily basis.
And I just want everybody to know that if we had to write off the portfolio today, the total loss to Asta would be only $18 million. Okay, so that’s the maximum loss we would show, $18 million, not $100 million.
Mr. Justin Hughes: Okay.
And then, just one follow-up question. You had 8.3 million in revenue from zero-basis portfolios, which means only 2.9 million in revenue came from accruing portfolios. Which portfolios are generating that eight million of zero-basis collection?

Mr. Gary Stern: Many portfolios. And we do expect, you know, the cash to continue nicely on these portfolios. Of course, at some point there’ll be a decline, but there are many portfolios that are in zero basis.
Mr. Justin Hughes: Which years are accounting for the majority of that?
Mr. Gary Stern: It’s over—we don’t have that in front of us, but it’s a diverse amount. These are also maybe two years, three years, five years ago. But, we’re—um, look this up and get back to you. Or, Bob, are you looking it up now?
[Unintelligible.]
We can follow-up that—on that with you.
Mr. Justin Hughes: Thank you.
Operator: Thank you.
Our next question comes from the line of Bill Dezellem with Tieton Capital Management. Please proceed with your question.
Mr. Bill Dezellem: Thank you.
I wanted, actually, to follow-up on the prior comment that you made, Gary, relative to the Great Seneca portfolio. If you had to write the entire thing off, that it would only cost you 18 million. And, you know, I don’t know if this is the right forum to go through that math, but could you walk us through kind of how that would be the case and why it wouldn’t be the full carrying value that would impact you?
Mr. Gary Stern: I can, but I prefer for Bob to answer that.
Mr. Bob Michel: Yeah. Uh, this would—again, the—uh, Bill, this is Bob Michel.
Uh, the portfolio is in a, uh, bankruptcy remote vehicle. And if the—you know, and again, we are—we’re not promoting this at all, uh, we’re just stating the worse case scenario that the net amount between the carrying—the gross carrying value and the loan is the net of the 18 million that Gary refers to.

Mr. Bill Dezellem: Uh, that’s—that is helpful. Okay. Which then, I think, answers the next question, which is that the—I think it was 96 million or so of debt that, uh—that Bank of Montreal was carrying on that Great Seneca portfolio, that debt will only be paid down from the Great Seneca portfolio and not from your cash generation or the tax refund. Is that correct?
Mr. Bob Michel: Well, yes. I mean, we don’t need to pay that down. We pay just the straight collections from Great Seneca go to Great Seneca, and the rest of the cash goes to Asta.
And I want to add to Bob’s comment about the 18 million. This 18 million number reduces by approximately $300,000 a month because of the interest differential. So, we’re reducing—we’re talking every dollar that’s collected and reducing, you know, the actual balance that it shows on the balance sheet. However, it’s costing us $300,000 in interest.
So, basically, each quarter that goes by there’s about a $900,000 decrease in the actual loss, if indeed one day it’s incurred.
Mr. Bill Dezellem: That is helpful. Thank you. And—.
Mr. Bob Michel: —And, by the way—and I want to add something. If we did show an $18 million loss, then this is—uh, we would get about 6 million back from the government on that. So, net-net it would be 12—.
Mr. Bill Dezellem: —And that’s a great segway to my next question, which is, you have the 50 million tax refund, uh, coming. What is the timing that you anticipate, uh, that actually hitting your bank account?
Mr. Bob Michel: Well, it’s, uh—you know, the application has been in, um, for close to seven weeks now. Uh, we’re—we’ve been giving a—uh, a timing, generally, of 90 to 120 days from application. However, given this time period we’re in, it could be extended, um, on that.

We’re hoping before fiscal year-end. Um, but again, given this timing it may be—it could be a little beyond that.
Mr. Bob Dezellem: And then, would you discuss the—kind of what’s different and what you’re thinking about here that, uh, you’re looking to increase your bank line? You’ve got a shelf offering, 17 million of cash on the balance sheet, plus another 50 million coming. I mean, that sounds like, uh, you are—you either see or are contemplating, uh, something pretty significant, or several reasonably significant items to generate a big use of funds here at some point.
Mr. Gary Stern: Well, let me answer this. This is Gary speaking.
We, um—we want to increase our line, you know, to some—it’s not going to—we’re not asking for a large increase, just to have the line, if necessary, between the time between now and when the tax refund comes in.
And the shelf was filed—just added there to get it approved. And at some point we might use it if necessary, but not at these prices. And that—that’s not something that’s in the cards at the present time. But, we want to just have it, you know, there. Shelf is good for two years, if needed.
So, we are looking at different opportunities and different investments, but there’s nothing, uh, pending right now that would—that we would necessitate to file a shelf.
Mr. Bill Dezellem: Okay, so, when I add everything up together it sounds like a big deal, but what you’re really saying is that no, you’re just planning, uh, for the—uh, the bridge between now and the tax refund, number one, and the shelf is just—have it there just in case?
Mr. Gary Stern: Yeah, that’s right. But, we would not raise money at these levels.
Mr. Bill Dezellem: And then, my final question—uh, and thank you for taking—uh, taking the time here, is the—would you please discuss the size of the potential, uh, um, paper purchases that you’re seeing today versus how that compares to what you’ve seen in the past? And then, maybe expand a bit more on your comments, uh, relative to pricing?

Mr. Gary Stern: We’re seeing, uh, you know, as similar amounts of paper and we’re passing on some. And we’re bidding on—we’re bidding, we just, you know, believe that although we don’t know exactly, um, what the final price is, but we know we’re not getting the portfolios. So, we’re just assuming that the pricing is too high.
We’re presently looking at a, uh—a $15 million performing and semi-performing portfolio. That’s a one-on-one negotiation and a $7 million performing and semi-performing portfolio that’s also one-on-one negotiation. And then, we’re, um, bidding jointly with someone on a $40 million performing portfolio with some non-performing, you know, at pretty big discounts.
So, there’s very little work that needs to be done on these polls just to—just buy them and, you know, collect them until they go delinquent.
Um, so we’re looking at other avenues. But, I don’t want every—anyone to misconstrue what I’m saying. We believe at some point we will start buying charge-offs. And we’re sticking to our guns. We feel cash is king in this world, especially in today’s environment. And it’s not going to bother us if we accumulate cash to wait for the right deals.
Now, that—with that being said, we may buy a distressed portfolio next week that cost us four million. So, it’s an ongoing process. But, you know, I believe our, um, company is well poised. Our G&A stays around $2 million, give or take a couple of hundred thousand dollars per, um—per, um, month. And, you know, we’re in good shape.
And I also want to say that our collections are reported as net collections after attorney’s fees, court costs, collection agency fees. So, we’re not grossing these numbers up.
Operator: Thank you.

Our next question comes from the line of Terry Corcoran with Lion’s Gate Capital. Please proceed with your question.
Mr. Terry Corcoran: Hi, guys.
Uh, two quick questions. What—the ending Seneca debt, uh, and if you could just update the guidance for the fiscal year and, uh, the calendar year.
Mr. Bob Michel: Well, we don’t give out guidance, um, on the results. Um, and the Great Seneca balance, as previously mentioned, was 112 million. And the debt is approximately 95 million.
Mr. Terry Corcoran: Ninety-five on the debt.
Weren’t you providing a cash flow number?
Mr. Gary Stern: Oh, cash flow? Yeah, we still stick with our number. I mean, we’re—cash is coming and we still stick with the number that—uh, I think we—I don’t recall an exact number. I think it was about $90 million.
Mr. Bob Michel: That—yeah, this is—.
Mr. Gary Stern: —That—that’s under—.
Mr. Bob Michel: —By calendar year-end—.
Mr. Gary Stern: —The assumption that we get the money back from the refund, which we would—we think we’ll get. I mean, with the government you never know how quickly they react. But, historically, they refund within 120 days. There may be a slowdown because of, uh, the massive amount of refunds that are being requested.
So, we’re sticking with our $90 million cash number, assuming—.
Mr. Terry Corcoran: —All right. All right—.
Mr. Gary Stern: —[Unintelligible] coming.
Mr. Terry Corcoran: Yeah. Other question is, um, have you set up a new relationship on the collection—collecting side?

Mr. Gary Stern: A new relationship on the—?
Mr. Terry Corcoran: —Wasn’t there a bankruptcy of a previous collector and—?
Mr. Gary Stern: —No, no—.
Mr. Terry Corcoran: —You’re looking at a new—?
Mr. Gary Stern: —Yeah, we have—.
Mr. Terry Corcoran: —Relationship there—?
Mr. Gary Stern: —Very strong relationships with, uh, two groups that we were doing business with prior to the bankruptcies. So, we still maintain their relationship.
Now, we’re looking at a third alternative. But, presently they’re—poll both—both are handling the Great Seneca polls.
Mr. Terry Corcoran: All right. Okay.
So, is there any reason we should look at further, uh, portfolio sales picking up in the future quarters?
Mr. Gary Stern: Uh, not really. We—we’re not really going out and looking to sell so much. We’re just monetizing what we have. The resale market is not so great. And we—we’re just collecting what we have.
Mr. Terry Corcoran: Okay. Uh, terrific, guys. Thank you.
Mr. Gary Stern: Thank you.
Operator: Thank you.
Ladies and gentlemen, our next question comes from the line of Gregory Hillman with First Wilshire Securities Management. Please proceed with your question.
Mr. Gregory Hillman: Yeah. Good morning, gentlemen.
Mr. Bob Michel: Good morning.
Mr. Gary Stern: Good morning.

Mr. Gregory Hillman: Um, just, um, kind of a question to try to get a handle on, uh, you know, the value of the non, you know, Seneca portfolio. Um, what—what’s the judgments on the non-Seneca portfolio right now in millions?
Mr. Gary Stern: It’s not too good. It’s approximately $2 billion. And—.
Mr. Gregory Hillman: —Two billion? Okay—.
Mr. Gary Stern: —Accrued interest on that, which would bring it significantly higher.
Mr. Gregory Hillman: And it—okay.
And then, what would you say the orderly liquidation value is of the non-Seneca portfolio? Not in the fire sale, but let’s say you try to liquidate it over the next, uh, you know, two years. What do you think you’d get for it?
Mr. Gary Stern: Now, that’s hard to say. We wouldn’t [unintelligible]. There’s no [unintelligible]—.
Mr. Gregory Hillman: —What if you had to?
Well, in terms of what kind of, um—uh, I think in a past conference call, and Mr. Williams was talking about, you know, the value of judgment. In other words, as soon as you get a judgment, um, you know, on a loan, you know, the value goes up, you know, of that judgment. You know, the cents per dollar, you know, might go up from, I don’t know, you know, two, three, four, five cents to maybe, you know, 25 cents or 30 cents.
And, uh—and, I mean, does that metric apply to that two billion, or does it only apply to a certain percentage of that two billion?
Mr. Gary Stern: No, the market—well, the market on resale and judgment’s not something we would do, but I believe the market, probably, if we tried to sell all the assets in a relatively short period of time would probably get, this is a guess, traded five cents, because nobody really sells judgments to a large degree.

When you talk about the value going up to 20 cents, you know, over time the company should hopefully realize 20, 25 cents, but not necessarily on the remaining balances. Like I said, it’s very difficult to say. They’re moving parts. There’s also 6 percent on average interest accruing on $2 billion. That’s 120 million a year.
So, we would not sell judgments. I know you’re trying to get the value of assets, but, um, there’s much more value in sitting on these homeowner—homeowners, basically, if there’s a lien on a house, waiting until an event occurs with refinancing or selling the house. And we’re consistently—.
Mr. Gregory Hillman: —Uh-huh—.
Mr. Gary Stern: —Looking for assets on the remaining assets. So, selling is not in the cards.
Mr. Gregory Hillman: Uh, you know, Gary, have you ever given the split between, uh, you know, the type of judgments on the non-Seneca portfolio, in particular, you know, garnishments and liens on houses?
Mr. Gary Stern: Based on random selections—um, I would have to get back to you. We don’t have that information here.
Mr. Gregory Hillman: Okay, that’d be interesting.
And, uh, Gary, when you bought the Seneca portfolio, and let’s say the two years before you bought it, I take it a lot of the income coming in on that portfolio was from sales and houses. You know, there’s one house for sale and then you collect on the whole 100 percent, you know, of the debt.
And just lately, you know, for your—I mean—I don’t know how to put this question, but on a quarterly basis over time, you know, um, what percentage of your net cash collections come from sales of houses, if you get my question?

Mr. Gary Stern: No, we don’t have sales of houses. We can give you a general idea, let’s say, on collections on the judgments that we have. Um, why don’t you take a look at that, or let me—give me one moment.
Approximately $14 million for the quarter were from judgments or accounts where attorneys would file suit. Uh, those were the quarterly collections, net, to us.
Operator: Thank you.
Ladies and gentlemen, as a reminder, if you’d like to ask a question, you may do so by pressing star-one on your telephone keypad.
Our next question comes from the line of Daniel Brazeau with M.A. Weatherbie.
Please proceed with your question.
Mr. Daniel Brazeau: Good morning, guys.
Mr. Bob Michel: Good morning.
Mr. Gary Stern: Good morning.
Mr. Daniel Brazeau: I just have a quick question.
Uh, correct me if my math is incorrect here, but, uh, your cash collections during the quarter of 25.7 include sales of 2.7 and then you mentioned that the Seneca portfolio collections were about 4 million. So, I guess non-Seneca cash collections were roughly 19 million. Is that correct?
Mr. Gary Stern: The question was, uh, non-Seneca.
Mr. Bob Michel: Yeah, non-Seneca.
Mr. Daniel Brazeau: Yes.
Mr. Gary Stern: And I will reiterate, net collection.
Mr. Bob Michel: Net collection.
Mr. Daniel Brazeau: Right, right, net collections for non-Seneca was roughly $19 million. And, do you have what that number was, say, the last couple of quarters?

Mr. Bob Michel: As like the end of the quarter ended December 31st it was 24.5. Uh, and the quarter ended 9/30/09, uh, approximately the same.
Mr. Daniel Brazeau: So, 24.5 for two quarters, and then now down to 19?
Mr. Bob Michel: Oh, yeah. I mean it—um, I’m not sure exactly where you’re getting your math, but I have about 21.6.
Mr. Daniel Brazeau: Twenty—for this quarter?
Mr. Bob Michel: Yes.
Mr. Daniel Brazeau: Okay, so the 20—but, that include—does that include sales?
Mr. Bob Michel: Yes.
Mr. Daniel Brazeau: Okay, so I’m thinking of non—you know, just the pure non-Seneca cash collections without the sales figure?
Mr. Bob Michel: Right. But, keep in mind, you know, as Gary mentioned about—you know, we went through the, um—the issue of the bankruptcy in the quarter with Axiom, um, you know, whereby many of the accounts—all of the accounts were being transferred to other services.
So, there was a little bit of a dip in the quarter, uh, you know, but we feel that all the accounts now are out being worked. So, there should be—you know, we should be getting back to, um, full strength on that.
Mr. Daniel Brazeau: And just to be clear, the 24.5 number that you mentioned for the previous two quarters, that includes sales as well?
Mr. Bob Michel: Yes.
Mr. Daniel Brazeau: Okay.
Um, and then, what do you—it—even though you had the bankruptcy issue in the quarter, uh, Q1 is usually a seasonally strong quarter. Is there any reason to believe that wasn’t the case this year for collections given tax—?

Mr. Gary Stern: —Um—.
Mr. Daniel Brazeau: —Refunds and so forth—?
Mr. Gary Stern: —It’s a strong quarter but we’re seeing more and more people entering payment plans rather than, you know, cash payouts. And we are still maintaining a strict criteria as far as settlements.
We haven’t changed our settlement criteria. Uh, we’re still very strict on that.
So, we’re not looking for quick cash. We are perfectly fine either taking the settlements that, you know, we believe are appropriate, or working on payment plans.
Operator: Thank you.
Ladies and gentlemen, unfortunately we have no time for further questions.
At this time I’d like to turn the floor back to management for closing comments.
Mr. Gary Stern: Thank you for participating in our first quarter conference—.
Mr. Bob Michel: —Second quarter conference call—.
Mr. Gary Stern: —Call—.
Mr. Bob Michel: —Sorry.
Mr. Gary Stern: Second quarter, sorry.
As always, should you have any additional questions, feel free to call Bob or myself.
Have a pleasant day.
Thank you.
Operator: Once again, ladies and gentlemen, thank you for participating in today’s teleconference and have a pleasant day.